JETBLUE AIRWAYS REPORTS SEPTEMBER TRAFFIC
New York, NY (October 10, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for September 2018. Traffic in September increased 18.5 percent from September 2017, on a capacity increase of 19.3 percent. Load factor for September 2018 was 79.7 percent, a decrease of 0.5 points from September 2017. JetBlue’s preliminary completion factor was 98.9 percent and its on-time (1) performance was 77.5 percent.

We have revised guidance for the third quarter of 2018.  Revenue per available seat mile (RASM) is expected to increase by approximately 1.7 percent year-over-year, consistent with the prior guidance range of 1.0 to 3.0 percent.  The updated third quarter RASM guidance was reduced by approximately 0.4 points related to three named storms within the JetBlue network during the month of September.  The negative RASM impact from the storms was the result of refunds to impacted customers and temporarily softer bookings to certain destinations.

JETBLUE AIRWAYS TRAFFIC RESULTS

	September 2018	September 2017	% Change
Revenue passenger miles (000)	3,887,279	3,280,011	18.5%
Available seat miles (000)	4,879,717	4,089,399	19.3%
Load factor	79.7%	80.2%	-0.5 pts.
Revenue passengers	3,201,811	2,775,111	15.4%
Departures	29,838	26,140	14.1%
Average stage length (miles)	1,091	1,050	3.9%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	38,271,431	35,712,264	7.2%
Available seat miles (000)	44,712,921	42,131,491	6.1%
Load factor	85.6%	84.8%	0.8 pts.
Revenue passengers	31,853,890	30,251,347	5.3%
Departures	274,853	265,980	3.3%
Average stage length (miles)	1,093	1,072	2.0%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 103 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

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Tel: +1 718 709 3089
corpcomm@jetblue.com